Exhibit 99.1

Press Release

Investor / Media contact:
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com

CINCINNATI BELL INC. REPORTS FIRST QUARTER RESULTS

DSL subscriber and “super bundle” growth contribute to
strong cash flow performance

CINCINNATI — May 3, 2005 — Cincinnati Bell Inc. (NYSE:CBB) today announced solid first quarter results driven by bundling performance and cost reductions. For the quarter, revenue was $289 million with operating income of $55 million and a net loss of $3 million, or 2 cents per diluted share. Reported results reflect the impact of three non-cash special items: a $23 million asset write-down in the Wireless segment resulting from faster than expected customer migration to its GSM network; an $8 million loss on the extinguishment of debt related to the company’s refinancing plan; and a $3 million deferred tax asset write-down related to a change in state income tax rates. Excluding these items, operating income for the quarter was $78 million with net income of $16 million, or 5 cents per diluted share.

     “Cincinnati Bell has met the new challenge of intense local market competition,” said Jack Cassidy, president and chief executive officer. “In the first quarter, we successfully defended our access line business while at the same time achieving near-record adds in ‘super bundles’ and DSL service.”

First Quarter Highlights

•	Bundling of services drove strong net DSL additions of 10,000, with more than 80 percent of activations coming through a bundle. As a result, DSL penetration of in-territory primary consumer access lines was 21 percent at quarter-end, up from 16 percent at the same time a year ago. DSL penetration of total in-territory access lines increased to 15 percent, up from 11 percent in the first quarter of 2004.

•	Net “super bundle” subscriber additions were 14,000, the highest level since first quarter 2004 and a 37 percent increase from fourth quarter 2004. Cincinnati Bell now has 137,000 “super bundle” subscribers, up 52 percent from a year ago and representing a 23 percent penetration of in-territory households. Bundling success also continued to drive Revenue per Household served, which increased 5 percent versus the first quarter of 2004, to a record $78 per month.

•	Total lines to the customer, a combination of access lines and DSL subscribers, increased by 9,000 units versus the end of the first quarter of 2004, as increases in DSL subscribers and out-of-territory access lines offset lower in-territory access lines.

•	Wireless churn continued to trend downward reflecting improved GSM network quality. Postpaid churn in the first quarter was 2.64 percent, compared with 2.78 percent in the fourth quarter of 2004.

•	The successful use of bundling to defend the core franchise helped produce free cash flow[1] of $14 million. Free cash flow increased 26 percent versus the first quarter of 2004 when excluding $21 million in financing fees and a $23 million interest payment on senior subordinated debt, both of which occurred in the first quarter of 2005 but not in the prior year quarter.

•	Cincinnati Bell completed the first stage of its debt refinancing plan by issuing $350 million of new notes and establishing a new $250 million bank credit facility. The company used the proceeds from these activities to extinguish its previous credit facility and, as a result, recorded an $8 million non-cash loss. The company expects to complete the refinancing plan in March of 2006 by purchasing its 16% Notes using borrowings under the new credit facility. Based on a likely range of interest rates, this will increase free cash flow by $20 million to $30 million on an annualized basis.

Financial and Operations Review

     “This quarter’s results clearly demonstrate that our strategy to ‘de-lever, defend and grow’ is working. Revenues, when adjusted for sold assets, are up slightly and now generate a more profitable mix. Our cost structure is more competitive, and positions us for improved profitability and cash flow in the future,” said Brian Ross, chief financial officer.

     Cincinnati Bell recorded quarterly revenue of $289 million, an increase of $2 million over the first quarter of 2004 after normalizing for $16 million in revenue recorded in the first quarter of 2004 associated with low-margin assets which were sold in 2004. Revenue increased as stronger equipment, DSL and wireless data revenue offset lower wireless and local voice revenue.

     EBITDA2 (earnings before interest, taxes, depreciation and amortization) was $121 million, up 6 percent from the first quarter of 2004 when normalizing for a $5 million increase in non-cash post-retirement medical expenses. Lower long distance, operating tax and roaming costs contributed to the EBITDA increase. Cincinnati Bell also reduced net debt3 by $8 million in the quarter and recorded capital expenditures of $28 million, or 10 percent of revenue.

Local Communications Services

     Quarterly revenue from the Local segment, which includes the operations of Cincinnati Bell Telephone (CBT), was $190 million, essentially unchanged from a year ago as a 23 percent increase in DSL revenue helped offset a decline in voice revenue. EBITDA was $97 million, approximately flat to the first quarter of 2004 excluding a $5 million increase in non-cash post-retirement medical expenses.

     Total access lines declined 2.1 percent from the same time a year ago, a substantial improvement compared to the 2.8 percent annual decline reported in the first quarter of 2004. On a sequential quarter basis, the rate of in-territory access line loss improved moderately for both residential and business customers. The decline of 11,000 in-territory lines in the first quarter of 2005 compared favorably to the 12,000 line decline in the fourth quarter of 2004.

Wireless Services

     Cincinnati Bell Wireless produced revenue of $61 million compared with $64 million in the first quarter of 2004. Improved revenue contributions from data and equipment partially offset lower subscriber voice revenue and a $2 million decline in roaming revenue related to the merger of AT&T Wireless and Cingular. Despite lower revenue, EBITDA of $19 million was essentially even with the first quarter of 2004 due to a $3 million decrease in roaming expense and a decrease in handset subsidies.

     Postpaid churn improved to 2.64 percent, versus 2.78 percent reported in the fourth quarter of 2004, due to higher network quality. The company expects continued improvement in churn. Strong fundamentals in prepaid wireless partially offset a decline in net postpaid subscribers. Net prepaid activations were 5,000 compared to a loss of 7,000 postpaid subscribers. At quarter-end, Cincinnati Bell served 479,000 subscribers, of which 255,000, or 53 percent, were on the GSM network. The faster than expected migration to the GSM network resulted in a $23 million non-cash write-down to recognize TDMA assets taken out of service.

     Prepaid Average Revenue per User (ARPU) rose 3 percent versus the first quarter of 2004 to $22 and included a 65 percent increase in data revenue. Postpaid ARPU was $48 as higher data revenue was offset by lower roaming and voice revenue.

Hardware and Managed Services

     Driven by strong hardware sales, data center co-location and related managed service activity, revenue from Hardware and Managed Services increased to $27 million, up 35 percent from a year ago when excluding $14 million in revenue associated with low-margin assets sold in 2004. EBITDA of $3 million increased $1 million versus the first quarter of 2004 due to higher margins on equipment and managed services produced by the remaining in-territory operations.

Other Communications Services

     Other Communications Services, which includes long distance and payphone operations, produced quarterly revenue of $19 million, essentially unchanged from the first quarter of 2004. The introduction of new business products and the use of bundling drove a $2 million increase in long distance revenue, offsetting a $2 million decline in payphone revenue due primarily to the sale of out-of-territory and correctional facility phones in the fourth quarter of 2004. EBITDA more than doubled to $6 million due primarily to a decrease in the cost of long distance minutes.

     Total long distance subscribers increased 27,000 or 5 percent, versus the end of the first quarter of 2004. Cincinnati Bell’s market share of CBT lines for which a long distance carrier is selected was 77 percent in the consumer market and 49 percent in the business market, improvements of 6 points and 3 points, respectively, compared to the same time a year ago.

2005 Guidance
There have been no changes to Cincinnati Bell’s financial guidance:

Category	Guidance
Revenue	Low single-digit percent decline
EBITDA	$480 million to $490 million, including approximately $20 million in incremental non-cash expense related to post-retirement medical benefits
Capital Expenditures	Approximately 12 percent of revenue
Free Cash Flow	Approximately $145 million, including financing fees of $21 million

Conference Call/Webcast

     Cincinnati Bell will host a conference call today at 10:00 a.m. (EDT) to discuss its first quarter 2005 results. A live webcast of the call will be available via the Investor Relations section of www.cincinnatibell.com. The conference call dial-in number is 877.641.0086. International callers may dial 678.460.1867. A taped replay call will be available one hour after the conclusion of the teleconference until 5:00 p.m. (EDT) on May 17, 2005. For U.S. callers, the replay will be available at 888.284.7564. For international callers, the replay will be available at 678.460.1866. The replay reference number is 164635. An archived version of the webcast will also be available at www.cincinnatibell.com.

About Cincinnati Bell Inc.

     Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. With headquarters in Cincinnati, Ohio, Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. For more information, visit www.cincinnatibell.com.

Use of Non-GAAP Financial Measures
This press release contains information about net debt, free cash flow and earnings before interest, taxes, depreciation and amortization (EBITDA). These are non-GAAP financial measures used by Cincinnati Bell management when evaluating results of operations and cash flow. Management believes these measures also provide users of the financial statements with additional and useful comparisons of current results of operations and cash flows with past and future periods. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. Detailed reconciliations of net debt, free cash flow and EBITDA to comparable GAAP financial measures have been included in the tables distributed with this release and are available in the Investor Relations section of www.cincinnatibell.com.

1Free cash flow provides a useful measure of operational performance, liquidity and financial health. The company defines free cash flow as SFAS 95 cash provided by (used in) operating, financing and investing activities, less changes in restricted cash in operating activities, issuance and repayment of long-term debt in financing activities, short-term borrowings (repayments) in financing activities and proceeds from the sale of discontinued operations and assets in investing activities. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with free cash flow as defined by other companies.

2EBITDA provides a useful measure of operational performance. The company defines EBITDA as GAAP Operating Income plus depreciation, amortization, restructuring charges, asset impairments, gain on the sale of assets and other special items. EBITDA should not be considered as an alternative to comparable GAAP measures of profitability.

3Net Debt provides a useful measure of liquidity and financial health. The company defines net debt as the sum of the face amount of short-term and long-term debt and unamortized premium and/or discount, offset by cash and cash equivalents.

Safe Harbor Note
Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, statements, projections or estimates that include or reference the words “believes,” “anticipates,” “plans,” “intends,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: Cincinnati Bell’s ability to maintain its market position in communications services, including wireless, wireline and internet services; general economic trends affecting the purchase or supply of telecommunication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s Form 10-K report, Form 10-Q reports and Forms 8-K. The forward-looking statements included in this release represent company estimates as of May 3, 2005. Cincinnati Bell anticipates that subsequent events and developments will cause its estimates to change.

Cincinnati Bell Inc.
Consolidated Statements of Income
(Unaudited)

(in millions — except per share amounts)

	Three Months
	Ended March 31,		%
	2005	2004	Change
Revenue	$288.6	$302.4	(5%)

Costs and Expenses
Cost of Services and Products	109.2	125.7	(13%)
Selling, General and Administrative	58.1	57.9	0%
Depreciation and Amortization	43.0	45.7	(6%)
Restructuring	—	0.2	n/m
Asset Impairments and Other Charges	23.1	0.1	n/m

Operating Income	55.2	72.8	(24%)

Minority Interest Expense (Income)	(4.3)	0.1	n/m
Interest Expense	50.5	50.8	(1%)
Loss on Extinquishment of Debt	7.9	—	n/m
Other Expense, Net	0.5	—	n/m

Income before Income Taxes	0.6	21.9	(97%)

Income Tax Expense	3.8	11.0	(65%)

Net Income (Loss)	(3.2)	10.9	n/m

Preferred Stock Dividends	2.6	2.6	0%

Net Income (Loss) Applicable to Common Shareowners	$(5.8)	$8.3	n/m

Basic and Diluted Earnings (Loss) Per Common Share	$(0.02)	$0.03

Weighted Average Common Shares Outstanding
- Basic	245.6	245.0
- Diluted	245.6	253.6

Cincinnati Bell Inc.
Segment Information
(Unaudited)

(dollars in millions)	Three Months
	Ended March 31,		%
	2005	2004	Change
Local
Revenue
Voice	$128.0	$130.5	(2%)
Data	53.2	50.3	6%
Other services	9.0	10.1	(11%)

Total revenue	190.2	190.9	0%
Operating Costs and Expenses:
Cost of services and products	57.7	56.3	2%
Selling, general and administrative	35.4	33.4	6%
Depreciation	27.1	29.9	(9%)
Restructuring	—	0.2	n/m

Total operating costs and expenses	120.2	119.8	0%

Operating income	$70.0	$71.1	(2%)

Wireless
Revenue
Service	$55.6	$60.2	(8%)
Equipment	5.6	3.8	47%

Total revenue	61.2	64.0	(4%)

Operating Costs and Expenses:
Cost of services and products	29.3	33.3	(12%)
Selling, general and administrative	13.4	12.2	10%
Depreciation	14.9	14.6	2%
Amortization	—	0.4	n/m
Asset impairments and other charges	23.7	2.4	n/m

Total operating costs and expenses	81.3	62.9	29%

Operating income (loss)	$(20.1)	$1.1	n/m

Hardware & Mgd. Services
Revenue
Hardware	$12.3	$18.2	(32%)
Managed services	14.8	16.2	(9%)

Total revenue	27.1	34.4	(21%)
Operating Costs and Expenses:
Cost of services and products	20.3	26.9	(25%)
Selling, general and administrative	4.1	5.4	(24%)
Depreciation	0.5	0.2	n/m
Asset impairments and other charges (credits)	(0.1)	(1.1)	(91%)

Total operating costs and expenses	24.8	31.4	(21%)

Operating income	$2.3	$3.0	(23%)

Other
Revenue	$19.0	$18.8	1%

Costs and Expenses:
Cost of services and products	8.8	13.1	(33%)
Selling, general and administrative	3.9	3.0	30%
Depreciation and amortization	0.4	0.4	—

Total costs and expenses	13.1	16.5	(21%)

Operating income	$5.9	$2.3	157%

Cincinnati Bell Inc.
Segment Information
(Unaudited)

(dollars in millions)	Three Months
	Ended March 31,		%
	2005	2004	Change
Revenue
Local	$190.2	$190.9	(0%)
Wireless	61.2	64.0	(4%)
Hardware & Mgd. Services	27.1	34.4	(21%)
Other	19.0	18.8	1%
Broadband	—	—	—
Corporate and eliminations	(8.9)	(5.7)	56%

Total Revenue	$288.6	$302.4	(5%)

Cost of Services and Products
Local	$57.7	$56.3	2%
Wireless	29.3	33.3	(12%)
Hardware & Mgd. Services	20.3	26.9	(25%)
Other	8.8	13.1	(33%)
Broadband	—	—	—
Corporate and eliminations	(6.9)	(3.9)	77%

Total Cost of Services and Products	$109.2	$125.7	(13%)

Selling, General & Administrative
Local	$35.4	$33.4	6%
Wireless	13.4	12.2	10%
Hardware & Mgd. Services	4.1	5.4	(24%)
Other	3.9	3.0	30%
Broadband	(0.8)	0.1	n/m
Corporate and eliminations	2.1	3.8	(45%)

Total Selling, General & Administrative	$58.1	$57.9	0%

Depreciation and Amortization
Local	$27.1	$29.9	(9%)
Wireless	14.9	15.0	(1%)
Hardware & Mgd. Services	0.5	0.2	n/m
Other	0.4	0.4	—
Broadband	—	—	—
Corporate and eliminations	0.1	0.2	(50%)

Total Depreciation and Amortization	$43.0	$45.7	(6%)

Asset Impairments and Other Charges (Credits)
Local	$—	$—	—
Wireless	23.7	2.4	n/m
Hardware & Mgd. Services	(0.1)	(1.1)	(91%)
Other	—	—	—
Broadband	(0.5)	(1.2)	(58%)
Corporate and eliminations	—	—	—

Total Asset Impairments and Other Charges (Credits)	$23.1	$0.1	n/m

Operating Income
Local	$70.0	$71.1	(2%)
Wireless	(20.1)	1.1	n/m
Hardware & Mgd. Services	2.3	3.0	(23%)
Other	5.9	2.3	157%
Broadband	1.3	1.1	18%
Corporate and eliminations	(4.2)	(5.8)	(28%)

Total Operating Income	$55.2	$72.8	(24%)

Cincinnati Bell Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions — except segment metric information)

	March 31,	December 31,
	2005	2004
Assets

Cash and Cash Equivalents	$24.8	$24.9
Receivables – Net	126.2	139.0
Materials and Supplies	29.2	29.3
Other Current Assets	78.8	66.6
Property, Plant and Equipment – Net	812.4	851.1
Goodwill	40.9	40.9
Other Intangible Assets — Net	35.8	35.8
Noncurrent Deferred Tax Assets	650.2	656.7
Other Noncurrent Assets	120.6	114.4

Total Assets	$1,918.9	$1,958.7

Liabilities and Shareowners’ Deficit

Current Portion of Long-Term Debt	$24.8	$30.1
Current Portion of Unearned Revenue and Customer Deposits	41.7	42.5
Accounts Payable	53.9	58.9
Accrued Taxes	36.5	45.4
Other Current Liabilities	110.1	120.5
Long-Term Debt, Less Current Portion	2,097.5	2,111.1
Unearned Revenue, Less Current Portion	8.3	8.9
Other Noncurrent Liabilities	138.8	126.6
Minority Interest	34.9	39.2
Shareowners’ Deficit	(627.6)	(624.5)

Total Liabilities and Shareowners’ Deficit	$1,918.9	$1,958.7

Other Data:
Common Shares Outstanding at Balance Sheet Date	245.7	245.4
Net Debt	$2,104.5	$2,112.4
Credit Facility Availability	$168.6	$377.8

Segment Metric Information (in thousands):
Local Access Lines	959.9	970.1
Complete Connections Subscribers	339.4	336.4
DSL Subscribers	140.6	130.7
Custom Connections Subscribers	137.4	123.4

GSM:
Postpaid Wireless Subscribers	147.0	119.3
Prepaid Wireless Subscribers	108.1	87.5
TDMA:
Postpaid Wireless Subscribers	152.6	187.0
Prepaid Wireless Subscribers	71.3	87.2

Total Wireless Subscribers	479.0	481.0

Consumer Long Distance Lines	423.6	423.5
Business Long Distance Lines	141.5	138.1

Total Long Distance Lines	565.1	561.6

Cincinnati Bell Telephone
Access Line Detail
(Unaudited)

(in thousands)

	2003				2004				2005
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q
Access Lines

In-Territory:
Primary Residential	624.6	620.3	617.7	613.9	611.8	606.3	601.5	592.7	584.2
Secondary Residential	64.3	62.2	60.0	58.1	56.0	54.0	52.2	50.5	48.9
Business/Other	313.2	310.2	308.0	304.6	301.5	299.6	298.4	296.6	296.1

Total In-Territory	1,002.1	992.7	985.7	976.6	969.3	959.9	952.1	939.8	929.2

Out-of-Territory:
Primary Residential	2.3	2.7	3.1	3.4	4.6	10.9	15.8	18.4	17.7
Secondary Residential	0.1	0.1	0.2	0.2	0.2	0.6	0.7	0.8	0.8
Business/Other	4.7	5.0	5.2	5.6	6.8	8.0	9.9	11.1	12.2

Total Out-of-Territory	7.1	7.8	8.5	9.2	11.6	19.5	26.4	30.3	30.7

Total Access Lines	1,009.2	1,000.5	994.2	985.8	980.9	979.4	978.5	970.1	959.9

Cincinnati Bell Inc.
Net Debt Calculation
(Unaudited)

			Change
	March 31,	December 31,
(dollars in millions)	2005	2004	$	%

Credit Facilities	$75.0	$438.8	$(363.8)	(83%)
Cincinnati Bell Telephone notes	250.0	250.0	—	—
7 1/4% Senior notes due 2013 of Cincinnati Bell Inc.	500.0	500.0	—	—
16% Senior subordinated notes of Cincinnati Bell Inc.	378.9	375.2	3.7	1%
7 1/4% Senior notes due 2023 of Cincinnati Bell Inc.	50.0	50.0	—	—
8 3/8% Senior subordinated notes due 2014 of Cincinnati Bell Inc.	635.9	543.9	92.0	17%
7% Senior notes due 2015 of Cincinnati Bell Inc.	247.1	—	247.1	n/m
Capital leases	13.9	15.6	(1.7)	(11%)
Other short-term debt	1.2	1.6	(0.4)	(25%)
Other long-term debt	0.3	—	0.3	n/m
Unamortized discount, net of unamortized premiums	(30.0)	(33.9)	3.9	(12%)

Total Debt	2,122.3	2,141.2	(18.9)	(1%)

Add: Interest Rate Swap Liability (Asset) on 8 3/8% Notes due 2014 and 7% Notes due 2015	7.0	(3.9)	10.9	n/m
Less: Cash and Cash Equivalents	(24.8)	(24.9)	0.1	(0%)

Net Debt (as defined by the company)	$2,104.5	$2,112.4	$(7.9)	(0%)

Cincinnati Bell Inc.
Consolidated Statements of Cash Flows
(Unaudited)

(dollars in millions)	Three Months
	Ended March 31,
	2005	2004

Cash provided by operating activities	$64.4	$69.8

Capital expenditures	(28.0)	(23.3)
Proceeds from sale of assets	—	3.2

Cash used in investing activities	(28.0)	(20.1)

Issuance of long-term debt	427.0	—
Repayment of long-term debt	(440.8)	(51.8)
Debt issuance costs and consent fees	(21.0)	—
Issuance of common shares – exercise of stock options	0.9	1.5
Preferred stock dividends paid	(2.6)	(2.6)

Cash used in financing activities	(36.5)	(52.9)

Net increase in cash and cash equivalents	(0.1)	(3.2)
Cash and cash equivalents at beginning of period	24.9	26.0

Cash and cash equivalents at end of period	$24.8	$22.8

Reconciliation of GAAP Cash Flow to Free Cash Flow as defined by the company
Net decrease in cash and cash equivalents	$(0.1)	$(3.2)
Less adjustments:
Issuance of long-term debt	427.0	—
Repayment of long-term debt	(440.8)	(51.8)
Proceeds from sale of assets	—	3.2

Free cash flow (as defined by the company)	$13.7	$45.4

Cash Expenditures for Restructuring	$(0.9)	$(3.6)

Income Tax Refunds / (Payments)	$0.5	$—

Reconciliation of EBITDA to Operating Income (GAAP)

	Three Months
	Ended March 31,
	2005	2004

Operating Income (GAAP)	$55.2	$72.8

Add:
Depreciation and Amortization	43.0	45.7
Restructuring	—	0.2
Asset Impairments & Other	23.1	0.1

	66.1	46.0

EBITDA (Non-GAAP)	$121.3	$118.8

Cincinnati Bell Inc.
Normalized Statements of Operations — Reconciliation to Reported Results
(Unaudited)

(in millions - except per share amounts)		Special Items
	Three				Three
	Months Ended			Asset	Months Ended
	March 31,	Income Tax	Debt	Impairments	March 31, 2005
	2005 (GAAP)	Expense	Extinguishment	and Other Charges	Before Special Items
		A	B	C
Revenue	$288.6	$—	$—	$—	$288.6

Costs and Expenses
Cost of Services and Products	109.2	—	—	—	109.2
Selling, General and Administrative	58.1	—	—	—	58.1
Depreciation and Amortization	43.0	—	—	—	43.0
Asset Impairments and Other Charges	23.1	—	—	23.1	—

Operating Income	55.2	—	—	(23.1)	78.3

Minority Interest Expense (Income)	(4.3)			(4.6)	0.3
Interest Expense	50.5	—	—	—	50.5
Loss on Extinquishment of Debt	7.9	—	7.9	—	—
Other Expense, Net	0.5	—	—	—	0.5

Income before Income Taxes	0.6	—	(7.9)	(18.5)	27.0

Income Tax Expense	3.8	3.4	(3.2)	(7.4)	11.0

Net Income (Loss)	(3.2)	(3.4)	(4.7)	(11.1)	16.0

Preferred Stock Dividends	2.6	—	—	—	2.6

Net Income (Loss) Applicable to Common Shareowners	$(5.8)	$(3.4)	$(4.7)	$(11.1)	$13.4

Basic and Diluted Earnings (Loss) Per Common Share	$(0.02)	$(0.01)	$(0.02)	$(0.05)	$0.05

Normalized results have been adjusted for the following:

A	Write-down of certain state deferred tax assets due to change in future state income tax rates,

B	Non-cash loss of $7.9 million due to the extinguishment of the company’s prior credit facility, and

C	Asset impairments and other charges of $23.1 million, substantially all of which related to a write-down of the company’s TDMA network assets.